Exhibit 10.11

Consulting Agreement

CONSULTING AGREEMENT
THIS AGREEMENT (the “Agreement”) is entered into effective as of January 10, 2022 (the “Effective Date”), between Sera Prognostics Inc. (the “Company”), with a business address at 2749 East Parleys Way, Suite 200, Salt Lake City, UT 84109, and Douglas Fisher, MD (the “Consultant”), with a business address at 587 Patrol Rd, Woodside, CA 94062. Company and Consultant may be referred to herein individually as a “Party” or collectively as “the Parties.”
1.    Term. This Agreement will be effective as of the Effective Date and will continue in effect for a period of one year from the Effective Date (the “Initial Term”), and thereafter will automatically renew for additional one-year periods (“Renewal Terms”) unless terminated as provided herein (the Initial Term and any Renewal Terms collectively the “Term”).
2.    Services. The scope of services provided by Consultant under this Agreement (the “Services”) will include consulting with Company in matters concerning strategic business opportunities. Consultant will be reasonably available to consult by phone or in person at Company, or another mutually agreeable site, with Company personnel. The dates for visits to Company, if any, will be arranged by mutual agreement.
3.    Entire Agreement. Except for the continued vesting of stock options during the Term as provided for in Section 4 herein, this Agreement (a) sets forth the entire agreement between Company and Consultant with regard to the Services and to the Consultant’s relationship to the Company; and (b) supersedes all previous agreements and understandings between the Parties, including but not limited to (i) any agreements relating to Consultant’s previous service as a member of Company’s Board of Directors, except any still applicable indemnification agreement, if any; and (ii) the Employment Agreement between the Parties effective January 27, 2015, as amended January 1, 2016 (the “Employment Agreement”). For clarity, the Parties hereby agree that the Employment Agreement, and all rights and obligations therein shall terminate immediately upon this Agreement becoming effective. This Agreement may be modified or amended only by an agreement in writing signed by both Company and Consultant.
4.    Compensation.
(a)    Company will pay Consultant a monthly fee for the Services in the amount of $21,562.50 per month during the Term, paid in bi-weekly installments on or about the 1st and 15th of each month. The consultant will be eligible for an annual bonus at the discretion of the Compensation Committee of the Company’s Board of Directors. Consultant will not be eligible for any other benefits or compensation.
(b)    Company will reimburse Consultant for Consultant’s reasonable out-of-pocket expenses actually incurred in rendering Services during the Term, including travel expenses, subject to written approval by Company, which written approval may be made by e-mail. Reasonable out-of-pocket travel expenses do not include first-class travel or equivalent. Consultant will be responsible for payment of all federal, state and local tax obligations that arise from payments to Consultant from Company under this Agreement. Company will not be required to reimburse any expenses not documented with an itemized receipt.
(c)    During his employment with the Company and his service on the Company’s Board of Directors, Consultant was granted options to purchase shares of the Company’s

Consulting Agreement

common stock (the “Options”) pursuant to the Company’s Employee, Director and Consultant Equity Incentive Plans in effect on the date of each Option grant (the “Plans”). Such Options have various vesting schedules, under which some Options have vested and others have not yet vested as of the Effective Date. The Parties agree that (i) Consultant is and shall be deemed a “consultant” in service with the Company throughout the Term for the purposes of any Plan applicable to any Option, and (ii) based on the foregoing and on the termination of the Employment Agreement only upon the effectiveness of this Agreement, leaving no gap in service, all Options shall continue to vest under the applicable Plan throughout the Term of this Agreement. Consultant acknowledges and agrees that an option that is currently an incentive stock option under Section 422 of the Internal Revenue Code exercised more than three (3) months after termination of employment, other than by reason of death or disability, will result in the option being taxed as a non-qualified stock option, and that therefore, any Options that were originally granted as incentive stock options and are exercised more than three (3) months after termination of service under this Agreement will be taxed as non-qualified stock options.
(d)    If the Company undergoes a change of control (as defined in the Plan or any agreement applicable to each Option) and this Agreement is terminated by the Company without Cause or by the Consultant for Good Reason within the six (6) month period following such change of control, then all Options shall accelerate with respect to one hundred percent (100%) of the outstanding unvested shares at the time of such change of control or, at the Company’s election, cashed out if and as permitted by the applicable Plan.
(i)    “Cause” shall mean (A) the conviction of the Consultant by a court of competent jurisdiction of any felony involving dishonesty, breach of trust or misappropriation or the entering of a plea by the Consultant of nolo contendre thereto; (B) the Consultant’s willful failure or refusal to follow reasonable and lawful directives of the Board or the Company’s Chief Executive Officer, provided such failure or refusal continues after the Consultant’s receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than thirty (30) days to correct the problem; (C) a material breach by the Consultant of any of the provisions of this Agreement provided such breach continues after the Consultant’s receipt of reasonable notice in writing of such breach and an opportunity of not less than thirty (30) days to correct the problem; or (D) the Consultant’s commission of any immoral or illegal act or any gross or willful misconduct, where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (1) seriously undermined the ability of the Board to entrust Consultant with important matters or otherwise work effectively with Consultant, (2) contributed to the Company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries.
(ii)    “Good Reason” shall mean (A) a material breach by the Company of any of the provisions of this Agreement; (B) any circumstances caused by the Company that would require Consultant to move his principal location of employment in excess of one hundred (100) miles from Consultant’s then-current residence; or (C) an involuntary material reduction of Consultant’s monthly fee set forth in Section 4(a), other than a reduction proportionately affecting all of the Company’s other senior-level executive employees. The Consultant must

Consulting Agreement

provide the Company with a written notice of termination that describes the existence of the condition the Consultant believes gives rise to Good Reason under this Section 4(d)(ii) within thirty (30) days following the initial existence of the condition. The Company may elect to cure any condition giving rise to Good Reason within thirty (30) days of receipt of notice. The Consultant’s termination for Good Reason must, in any event, occur within the six (6) month period immediately following the initial existence of the condition giving rise to Good Reason.
(e)     General Release. Any other provision of this Agreement notwithstanding, Section 4(d) above shall not apply unless the Consultant has (i) executed a general release of all claims (in a form prescribed by the Company), which must be effective and irrevocable prior to the sixtieth (60th) day following the termination of service, (ii) returned all property of the Company in the Consultant’s possession and (iii) cooperated in good faith with the Company for a transition period not to exceed sixty (60) days to ensure an efficient transfer of the Consultant’s duties and responsibilities.
5.    Confidentiality. During the Term, Company may disclose certain information concerning its business, products, services, proposed new products, proposed new services, technology, research results, designs, techniques, formulas, computer programs, and other information and materials which embody trade secrets or other technical or business information which is confidential and proprietary to Company and which is not generally known to the public (collectively “Confidential Information”). Consultant agrees not to disclose to any third party or otherwise make use of any Confidential Information other than to perform Services for Company under this Agreement, without Company’s prior written consent, which consent may be withheld in the sole discretion of Company. If Consultant is in doubt as to whether certain information is considered confidential by Company, Company, upon request, shall advise Consultant whether such information is confidential. The obligations under this paragraph will survive termination of this Agreement. Consultant shall assume full responsibility and liability to Company for any unauthorized use or disclosure of any Confidential Information by Consultant. Consultant also hereby acknowledges that Company, at least by virtue of this Agreement, has informed Consultant, in accordance with 18 U.S.C. § 1833(b), that Consultant may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.    Ownership of Work Products and Intellectual Property. Consultant hereby assigns, transfers and conveys, and agrees to assign, transfer and convey, to Company, exclusively and perpetually, all right, title and interest throughout the world which Consultant has or may be deemed to have in, and Company shall have complete and exclusive ownership of, all ideas, discoveries, inventions, deliverables and work product, including all materials, produced or conceived or reduced to practice by Consultant pursuant to this Agreement (the “Work Product”). All Work Product, including but not limited to compositions of matter, processes, machinery and apparatus, and uses thereof, which Consultant may develop, improve, discover or invent as a result of the Services, shall be the sole property of Company and shall be immediately disclosed and assigned to Company. Consistent with the above present

Consulting Agreement

assignment, Consultant agrees to execute such further documents and to do such further acts as may be reasonably necessary to perfect, register or enforce Company’s ownership of any such Work Product. Consultant hereby appoints Company as Consultant’s attorney-in-fact (this appointment being irrevocable and coupled with an interest) to execute such documents on Consultant’s behalf. Consultant hereby agrees that Company shall have the right to publish, in its sole discretion, such Work Product. All Work Product created hereunder shall be done on a “WORKS FOR HIRE” basis.
7.    Representations and Warranties. Consultant represents and warrants that all Services provided under this Agreement shall be original and independently provided without use of any other third party’s equipment, facilities, funding, or intellectual property rights.
8.    Independent Contractor. Consultant will perform all obligations under this Agreement as an independent contractor, and not as an agent, employee or representative of Company. Consultant agrees not to purport to represent Company in any unauthorized capacity, or act on Company’s behalf outside of the terms of this Agreement. Consultant hereby waives and shall indemnify and hold Company harmless from and against any and all claims for employment taxes or benefits, if any, with respect to the Services performed hereunder.
9.    Assignment. This Agreement will not be assignable nor will the performance of obligations hereunder be delegable without the prior written consent of Company.
10.    Termination. Either Party may terminate this Agreement at any time with or without cause upon thirty (30) days’ written notice to the other Party. The provisions of Sections 5, 6, 8, and 12 shall survive any termination or expiration of this Agreement.
11.    Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Utah, without reference to its choice of law rules. Venue for any disputes arising under this Agreement shall be in any state or federal court in and for Salt Lake County, Utah.
12.    This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. Facsimile and electronic signatures shall be accepted as originals.
[SIGNATURES ON FOLLOWING PAGE]

Consulting Agreement

INTENDING TO BE LEGALLY BOUND HEREBY, THE TERMS OF THIS AGREEMENT ARE ACCEPTED BY:
COMPANY                        CONSULTANT
/s/ Gregory Critchfield                /s/ Doug Fisher
Name: Gregory Critchfield                Name: Doug Fisher
Title: Chairman and CEO
Date: 1/8/2022                    Date: 1/6/2022